Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson
Peregrine Pharmaceuticals, Inc.
(800) 987-8256
info@peregrineinc.com

PEREGRINE REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE LISTING REQUIREMENT

TUSTIN, CA -- 12/11/12 -- Peregrine Pharmaceuticals (NASDAQ: PPHM) today announced that it has received a letter from The NASDAQ Stock Market LLC notifying the company that it has regained full compliance with the NASDAQ Capital Market's minimum bid price continued listing requirement.

The letter received today noted that as of December 10, 2012, the company evidenced a closing bid price of its common stock in excess of the $1.00 minimum requirement for at least ten consecutive trading days. Accordingly, the company has regained compliance with NASDAQ Marketplace Rule 5550(a)(2) and the matter is closed.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials, focused on the treatment and diagnosis of cancer. The company is pursuing multiple clinical programs in cancer with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.